UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2020

UNITED AIRLINES HOLDINGS, INC.
UNITED AIRLINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872)
825-4000
(872)
825-4000
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Registrant	Title of each class	Trading Symbol	Name of each exchange on which registered
United Airlines Holdings, Inc.	Common Stock, $0.01 par value	UAL	The Nasdaq Stock Market LLC
United Airlines, Inc.	None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule
12b-2
of the Securities Exchange Act of 1934 (17 CFR
240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement

On March 20, 2020, United Airlines Holdings, Inc. (“UAL”) and United Airlines, Inc. (“United” and, together with UAL, the “Company”) entered into a Term Loan Credit and Guaranty Agreement (the “Credit Agreement”), among United, as borrower, UAL, as parent and guarantor, the subsidiaries of UAL other than United party thereto from time to time, as guarantors, the lenders party thereto from time to time and Goldman Sachs Bank USA, as administrative agent (the “Agent”). The Credit Agreement provides for a term loan facility of $500,000,000 (the “Term Loan Facility”).
United borrowed the full amount of the Term Loan Facility (the “Term Loan”) in two separate disbursements on March 23, 2020 and March 24, 2020. The proceeds of the Term Loan were used to pay certain transaction fees and expenses, and for working capital and other general corporate purposes of the Company. The principal amount of the Term Loan must be repaid in a single installment on the maturity date on March 22, 2021. United may prepay all or a portion of the Term Loan from time to time, at par plus accrued and unpaid interest.
Borrowings under the Credit Agreement bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR (but not less than 1% per annum), plus a margin of 2.75% per annum, 3.00%, 3.25% or 3.50%, or (at United’s election) another rate based on certain market interest rates, plus a margin of 1.75%, 2.00%, 2.25% or 2.50% per annum, in each case with such incremental increase to the margin occurring at 90 days, 180 days and 270 days, as applicable.
The obligations of United under the Credit Agreement are secured by liens on certain spare parts of United and certain related assets (the “Collateral”). The Credit Agreement includes covenants that restrict the Company’s ability to, among other things, make investments and to pay dividends on, or to repurchase, UAL common stock. In addition, the Credit Agreement requires the Company to maintain unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities aggregating not less than $2.0 billion and to maintain a minimum ratio of appraised value of collateral to outstanding obligations under the Credit Agreement of 1.80 to 1 or, if certain types of spare parts are used in calculating such collateral coverage ratio, 2.00 to 1. If the Company does not meet the minimum collateral coverage ratio when required, it must either provide additional collateral to secure its obligations under the Credit Agreement or repay the loans under the Credit Agreement (or both) to the extent necessary to maintain compliance with the collateral coverage ratio.
The Credit Agreement contains events of default customary for this type of financing, including a cross default and cross acceleration provision to certain other material indebtedness of the Company. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to UAL, the Company is required to repay the loans outstanding under the Credit Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form
8-K
and is incorporated herein by reference.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.
Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Term Loan Credit and Guaranty Agreement, dated as of March 20, 2020, among United, as borrower, UAL, as parent and a guarantor, the subsidiaries of UAL from time to time party thereto other than United, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED AIRLINES HOLDINGS, INC. UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President and Chief Financial Officer

Date: March 2
6
, 2020
4